FORTINET, INC.
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Fortinet, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. That the name of the corporation is Fortinet, Inc. and that the corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on November 28, 2000 under the name “Appligation, Inc.”
B. The corporation filed an Amended and Restated Certificate of Incorporation on June 22, 2022 (the “Amended and Restated Certificate of Incorporation”).
C. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.
D. Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE IX
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.
The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
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IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the corporation on this 21st day of June, 2023.

By:	/s/ Ken Xie
Ken Xie
Chief Executive Officer